Exhibit (l)(1)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Independent Registered Public Accounting Firm" in the Prospectus and Statement of Additional Information, each dated December 13, 2024, and each included in this Post-Effective Amendment No. 35 to the 1933 Act Registration Statement (Form N-4, File No. 333-176213) of Lincoln New York Account N for Variable Annuities (the “Registration Statement”), dated December 13, 2024.

We also consent to the use of our reports (1) dated March 28, 2024, with respect to the financial statements of Lincoln Life & Annuity Company of New York and (2) dated April 10, 2024, with respect to the financial statements of each of the subaccounts within Lincoln New York Account N for Variable Annuities, for the year ended December 31, 2023, included in this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

December 13, 2024